IQ SOFTWARE CORPORATION

            NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                         TO BE HELD ON

                         JUNE 11, 1996

        The Annual Meeting of Shareholders of IQ Software Corporation will be held at 10:00 A.M. (local time), Tuesday, June 11, 1996 at the Northeast Atlanta Hilton, 5993 Peachtree Industrial Boulevard, Norcross, Georgia for the following purposes:

        1.     To elect two directors;

        2. To transact such other business as may properly be brought before the Meeting and any adjournments thereof.

        Only shareholders of record of Common Stock of the Corporation on May 3, 1996 are entitled to notice of and to vote at the Meeting and any adjournment thereof.

        You are cordially invited to attend the Meeting. Whether or not you plan to attend, it is important that your stock be represented and voted at the Meeting. Enclosed is a proxy which you are urged to complete, sign and forward in the accompanying envelope, which requires no postage if mailed in the United States.


                           By Order of the Board of Directors,


                           UGO F. IPPOLITO


                           Secretary

May 6, 1996

                    IQ SOFTWARE CORPORATION
              3295 River Exchange Drive, Suite 550
                    Norcross, Georgia 30092


                                                    May 6, 1995


                    PROXY STATEMENT FOR THE
                 ANNUAL MEETING OF SHAREHOLDERS
                  TO BE HELD ON JUNE 11, 1996

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of IQ Software Corporation ("Corporation") to be voted at the Annual Meeting of Shareholders of the Corporation ("Meeting") to be held at the Northeast Atlanta Hilton - Peachtree Corners, 5993 Peachtree Industrial Boulevard, Norcross, Georgia on June 11, 1996 at 10:00 A.M. local time, and at any adjournment thereof. This Proxy Statement and the enclosed proxy are being sent to shareholders on or about May 6, 1996. The Corporation's principal executive offices are located at 3295 River Exchange Drive, Suite 550, Norcross, Georgia 30092.

     All proxies delivered pursuant to this solicitation are revocable at any time at the option of the person executing the proxy by giving written notice of revocation to the Corporation, by executing another proxy bearing a later date, or by voting in person at the meeting. All properly executed proxies delivered pursuant to this solicitation and not revoked will be voted at the Meeting in accordance with the directions given. Unless contrary instructions are given, the persons named on the proxy intend to vote the shares so represented "FOR" the election of the two (2) nominees for directors named in this Proxy Statement. As to any other business which may come before the Meeting, the persons named on the proxy will vote according to their best judgment.

     Only holders of Common Stock of the Corporation of record on May 3, 1996 are entitled to vote at the Meeting. Each shareholder of record on the record date is entitled to one vote for each share of Common Stock of the Corporation so held. On May 3, 1996, there were 4,575,466 shares of Common Stock of the Corporation issued and outstanding.

     The presence of a majority of the outstanding shares of Common Stock represented in person or by proxy at the Meeting will constitute a quorum. The two nominees receiving the highest vote totals will be elected as directors of the Corporation. All other matters to be voted upon will be decided by the affirmative vote of the majority of the shares present or represented at the Meeting and entitled to vote.

     Abstentions, withheld votes and broker non-votes will be included in the calculation of the number of shares of Common Stock represented in person or by proxy at the Meeting in determining whether the quorum requirement is satisfied, but will not be counted as votes cast for the matter to be voted upon. Broker "non-votes" occur when a broker holding shares for a beneficial owner votes on one matter pursuant to its discretionary authority or instructions from the beneficial owner, but does not vote on another matter for the reason that the broker does not have discretionary authority to vote such shares on such other matter and has not received voting instructions from the beneficial owner. Since all matters, except the election of directors, requires the affirmative vote of the holders of a majority of the shares present or represented at the Meeting for quorum purposes, abstentions, withheld votes and broker non-votes increase the number of shares present or represented at the Meeting for quorum purposes and thereby increase the number of affirmative votes necessary to approve the matter.

ITEM 1 - ELECTION OF DIRECTORS.

BOARD OF DIRECTORS.
     Pursuant to the By-laws of the Corporation, the Board of Directors consists of six members. The directors are divided into three classes, each class serving for a period of three years. One-third of the members of the Board of Directors are elected by the shareholders annually.

     The directors, whose term will expire at the 1996 Annual Meeting of the Shareholders, are Charles R. Chitty and J. William Goodhew, III. The two directors have been nominated by the Board of Directors to stand for reelection as directors at the 1996 Annual Meeting of Shareholders to hold office until the 1999 Annual Meeting of Shareholders and until their successors are elected and qualified.

     Should any one or more of these nominees become unable to serve for any reason, which is not anticipated, the Board of Directors may, unless the Board by resolution provides for a lesser number of directors, designate substitute nominees. In such event, the persons named on the enclosed proxy will vote for the election of such substitute nominee or nominees. All of the nominees were elected to their present terms by the shareholders at the shareholders meeting held on June 29, 1993.

INFORMATION ON NOMINEES AND INCUMBENT DIRECTORS.

                                                                      BUSINESS
                                                                     EXPERIENCE
                                       YEAR                      DURING PAST FIVE
                                       FIRST                      YEARS AND OTHER
NAME                          AGE      ELECTED                      INFORMATION
                                    NOMINEES FOR ELECTION TO TERM EXPIRING IN 1999
Charles R. Chitty             44        1984      Chairman of the Board, President and Chief Executive Officer of the
                                                  Corporation.

J. William Goodhew, III(1)    58        1987      President of Peachtree Software, Inc., a computer software company, a subsidiary of Automatic Data Processing, Inc.

                                 INCUMBENT DIRECTORS ELECTED TO TERM EXPIRING IN 1997
Richard L. Jackson (1)(2)     42        1988      Chairman, President and Chief Executive Officer of Allegiant Physician
                                                  Services, Inc., a physician management service for hospitals and physicians. Prior to September 1991 he was President of the Company.
                                                  In addition, he is chairman and/or president of several companies which provide specialized medical services.

J. Leland Strange (2)         54        1991      Chairman and President of Intelligent Systems Corporation, and its
                                                  predecessor, Intelligent Systems Master L.P.  Intelligent Systems
                                                  Corporation has operations and investments in micro computer-related technologies and products, as well as specialized health care services. He is also a director of Healthdyne Technologies, Inc.

                                  INCUMBENT DIRECTOR ELECTED TO TERM EXPIRING IN 1998
Ugo F. Ippolito (1)(2)        61        1984      Partner of the law firm of Glass, McCullough, Sherrill & Harrold.

     (1) Member of the Compensation Committee of the Board of Directors
     (2)  Member of the Audit Committee of the Board of Directors

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" EACH OF THE ABOVE
NOMINEES FOR DIRECTORS.

OWNERSHIP OF EQUITY SECURITIES OF THE CORPORATION.
     The following table sets forth information regarding beneficial ownership of the Corporation's Common Stock of each director and executive officer and persons known to the Corporation to own beneficially more than 5% of the Corporation's
Common Stock on May 1, 1996.

      DIRECTORS,                   AGGREGATE NUMBER
  EXECUTIVE OFFICERS                  OF SHARES       PERCENT OF
    AND FIVE PERCENT                 BENEFICIALLY    OUTSTANDING
     SHAREHOLDERS                       OWNED        SHARES(1)(2)
Intelligent Systems Corporation        472,801          10.36%
4355 Shackleford Road
Norcross, GA 30093

Charles R. Chitty(4)
c/o IQ Software Corporation
3295 River Exchange Drive, Suite 550
Norcross, GA  30092                    381,813           8.36%

Matthew C. Reedy(3)
c/o IntelliSolve Group, Inc.
13300 Old Blanco Road, Ste. 140
San Antonio, TX 78216                   340,186          7.45%

David C. Cormack                        180,000          3.94%

Jay S. Chaudhry                          15,900            *

J. William Goodhew, III                  28,000            *

Ugo F. Ippolito(5)                       28,261           *

Richard L. Jackson                        2,000           *

J. Leland Strange(6)                      7,000           *

All Directors and Executive Officers
as a group, including affiliates
(9 persons)(6)                           707,304        15.19%

*Indicates less than 1%

(1)  Based on 4,565,466 shares of Common Stock outstanding on May
     1, 1996.

(2) For purposes of this table, a person is deemed to be the beneficial owner of any shares that such person has the right to acquire within sixty (60) days of May 1, 1996. For purposes of computing the percentage of outstanding shares held by each person named above, any shares such person has a right to acquire within sixty (60) days of May 1, 1996 are deemed to be outstanding, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person. The number of shares beneficially owned as set forth in the above schedule includes the designated number of shares subject to stock option grants under the Corporation's stock option plans to the following persons: Mr. Goodhew, 2,000 shares; Mr. Ippolito, 2,000; Mr. Jackson, 2,000; Mr. Strange, 7,000; Ms. Welch, 9,375; Mr. Chaudhry, 15,000; and Mr. Durnwald, 16,250.

(3) Includes 18,000 shares held by Mr. Reedy as trustee of the Reedy Family Educational Trust.

(4) Includes 130,000 shares held by trusts, of which Mr. Chitty or his spouse is a trustee.

(5)  Includes 5,611 shares owned by Mr. Ippolito's wife.

(6)  Does not include shares owned by Intelligent Systems
     Corporation, of which Mr. Strange is a director and officer and the holder of approximately 22.3% of its outstanding stock.

THE BOARD OF DIRECTORS AND ITS COMMITTEES.
     There were five meetings of the Board of Directors during fiscal year 1996. The Board of Directors has two standing Committees; the Audit Committee and the Compensation Committee. The Compensation Committee held four meetings during fiscal year 1996 and the Audit Committee held two meetings. The Corporation does not have a nominating committee. All nominees for the Board of Directors are nominated by the entire Board of Directors.

     The Audit Committee reviews the scope of the audits as recommended by the independent auditors, the scope of the internal auditing procedures of the Corporation and the systems of internal accounting controls, and reviews reports to the Audit Committee by the independent auditors. The Audit Committee also has the power to select the independent auditors to audit the books and records of the Corporation and to discharge such independent auditors.

     The Compensation Committee administers the stock option plans of the Corporation and determines the salaries and other compensation of all officers of the Corporation. The Committee has the power to recommend approval, termination or amendment of all compensation programs for officers of the Corporation.

     Non-employee directors receive a fee of $1,250 for each quarterly Board of Directors meeting attended. The Directors receive no fees for serving on Committees thereof. Pursuant to the 1994 Non-Employee Directors Stock Option Plan, each non-employee director is awarded an option to purchase 1,000 shares of Common Stock at its then market value on the day following each Annual Meeting.

EXECUTIVE COMPENSATION.
     The following tables and narrative text set forth the compensation of the five most highly compensated executive officers (determined as of the end of 1996 fiscal year) of the Corporation (who earned more than $100,000 during the 1996 fiscal year) for services rendered during the fiscal years ended January 31, 1996, 1995 and 1994 in all capacities. No stock options were granted to the officers named in the following table during the 1996 fiscal year. The Corporation has not granted any stock appreciation rights.

                   SUMMARY COMPENSATION TABLE

                                                                       ANNUAL COMPENSATION
           Name and                                                                    Incentive
          Principal                                Fiscal                             Compensation            Other
           Position                                 Year          Salary                (Bonus)            Compensation
Charles R. Chitty                                   1996         $185,000             $ 74,761             $    --
Chairman, President and                             1995          180,000              122,455                  --
Chief Executive Officer                             1994          175,000              100,927                  --

David C. Cormack (2)                                1996           51,667               41,667              35,000 (1)
Senior Vice President-Sales

Jay S. Chaudhry (3)                                 1996          120,000               40,000              24,684 (1)
Senior Vice President-Marketing                     1995           10,000                   --                  --

George S. Innis                                     1996           90,000               16,125                  --
Vice President-Development                          1995           67,735                   --                  --
                                                    1994           48,900                   --                  --

Robert W. Ott                                       1996          108,000               15,000                  --
Vice President Sales                                1995          108,000               10,000                  --
                                                    1994           90,000                8,750                  --

(1) Other compensation reflects relocation allowances paid by the Corporation.

(2)  David C. Cormack commenced employment with the Corporation
     October 1, 1995.

(3)  Jay S. Chaudhry commenced employment with the Corporation
     January 1, 1995.

     The following table sets forth information with respect to the executive officers named in the "Summary Compensation Table" during the 1996 fiscal year and the unexercised stock options held as of the end of the 1996 fiscal year, including stock options granted prior to the 1996 fiscal year.

     AGGREGATE STOCK OPTION EXERCISES IN FISCAL YEAR ENDED
    JANUARY 31, 1996 AND FISCAL YEAR-END STOCK OPTION VALUES

                                        Value Realized
                          Number of      ($) (Market
                            Shares      price at time
                           Acquired      of exercise              Number of                     Value of Unexercised
                              on        less exercise         Unexercised Stock                  In-the-Money Stock
Name                       Exercise         price)            Options at FY-End                 Options at FY-End (1)
                                                             Exercisable  Unexercisable      Exercisable   Unexercisable
Charles R. Chitty               --        $     --                  --            --          $     --       $     --

David C. Cormack                --              --                  --            --                --             --
Jay S. Chaudhry                                                 15,000        45,000             7,500         22,500

George S. Innis                 --              --               3,125        11,875             5,469         18,281

Robert W. Ott               12,500         135,147              25,000            --           237,500             --

(1) The fair market value of a share of Common Stock of the Corporation at fiscal year end, January 31, 1996 was $11.00.

EMPLOYMENT CONTRACTS.
     Mr. Cormack has a three year contract of employment with the Corporation, which commenced October 1, 1995. He was initially appointed Vice President, Sales of OLAP Products. In December, 1995, he was elected Senior Vice President - Sales for the Company. The employment agreement provided for an annual base salary of $155,000 per year, which will increase to $180,000 on August 1, 1996. Mr. Cormack is eligible for annual bonuses subject to meeting mutually agreed upon business targets. Depending on the business targets which are met, for the fiscal year which ends January 31, 1997, the bonus to Mr. Cormack will range between $50,000 and $400,000. Bonuses for periods thereafter are to be agreed upon. Mr. Cormack's employment contract includes payment of relocation expenses not to exceed $35,000, and includes a covenant not to compete with the Corporation for one year following termination of the contract.

401(K) PLAN.
     The Corporation has adopted a tax-qualified savings plan ("401(k) Plan") which is intended to qualify under Section 401(k) of the Internal Revenue Code of 1986, as amended ("Code"). The Corporation pays only the administrative expenses of the 401(k) Plan and currently makes no contributions to the 401(k) Plan. All United States employees, including officers, who have met the eligibility requirements may participate in the 401(k) Plan. Each employee may elect to contribute to the 401(k) Plan, through payroll deductions, up to the statutory limitation and may direct the investment of their account in various investment funds. Under Section 401(k) of the Code, the employee's contribution to the 401(k) Plan are not taxable to the employee until such amounts are distributed to the employee.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDE PARTICIPATION.
     The members of the Compensation Committee of the Board of Directors consist of Messrs. Goodhew, Ippolito and Jackson.

     J. William Goodhew, III, a director of the Corporation, is the President of Peachtree Software, Inc. ("Peachtree"). Peachtree is a licensee of certain software from the Corporation. The amount of revenues received by the Corporation from Peachtree was approximately $73,175 for fiscal year 1996. The license agreements between the Corporation and Peachtree were negotiated in good faith and at arms length.

     Ugo F. Ippolito, a director and Secretary of the Corporation, is a partner of Glass, McCullough, Sherrill &
Harrold, Atlanta, Georgia, the Corporation's legal counsel. In the normal course of business legal services were rendered to the Corporation by Glass, McCullough, Sherrill & Harrold.

     On April 18, 1995, the Corporation loaned $1.8 million to Daystar Digital, Inc. pursuant to a note receivable ("Note"). Under the terms of the agreement, the Note is payable one year from the date of the agreement. In an amendment dated April 18, 1996, the maturity of the Note was extended to January 17, 1997. At the time the maturity of the Note was extended, the interest rate was increased to prime plus 11/2%. The Note is guaranteed by Intelligent Systems Corporation and is secured by 240,163 shares of the Corporation's common stock held by Intelligent Systems Corporation. J. Leland Strange, a director of the Corporation, is a director and officer of Intelligent Systems Corporation and owns approximately 22.3% of the outstanding stock of Intelligent Systems Corporation.

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION.

     The Corporation's executive compensation program is designed to foster revenue growth and increased profits.

     The executive compensation program consists of three elements: a base salary, an annual bonus and long term incentive through stock ownership. The compensation program for each executive officer is reviewed at least annually by the Committee. The annual bonus for the executive officers is determined on the overall financial performance of the Corporation, and, if an executive officer is responsible for an operation, it will be determined, in part, on the financial performance of thatoperation.

     Numerous factors are taken into account in determining the compensation of the Chief Executive Officer, including historic compensation levels, compensation levels of other executive employees of the Corporation and the amounts paid to the executive officers of other corporations. The Compensation Committee reviews surveys prepared by industry groups and accountants setting forth salary levels of executive officers in other companies. In the case of executive officers, other than the President and the Chairman, the Committee has adopted the recommendations of the Chief Executive Officer.

ANNUAL BONUS.

     For the 1996 fiscal year the Committee approved a management incentive program for the executive officers, excluding Messrs. Chitty and Reedy (a former executive officer), based upon predetermined revenue and pretax profit margin objectives as recommended by the Chief Executive Officer. The program is designed to encourage both revenue and profit growth. Partial payments of the annual bonus are made during the fiscal year and the balance upon the definitive calculation of the amounts payable after the end of the fiscal year. The annual incentive compensation of Messrs. Chitty and Reedy was based upon a percentage of operating income of the Corporation before interest and extraordinary income and expense and a discretionary bonus awarded by the Committee based upon specified non-financial goals.

LONG TERM INCENTIVE.

     The Committee believes that significant stock ownership in the Corporation provides an economic incentive to the management to grow the Corporation for the long term. Stock options have been granted to executive officers during the past eight years. The stock options normally vest at the rate of 25% a year and are for a term of seven years. The options are designed to provide the recipients with a greater interest in the long term growth and performance of the Corporation through increases in the value of the shares they can acquire pursuant to the stock option grants.

COMPENSATION OF CHIEF EXECUTIVE OFFICER.

     The Committee determined that for fiscal 1996 the Chief Executive Officer's base salary should be $185,000 with a bonus equal to 2% of operating income (not to exceed $100,000) for fiscal 1996, before deductions of Messrs. Chitty and Reedy's bonuses and a discretionary bonus as determined by the Committee not to exceed $50,000.

     The Committee took into account the fact that the Chief Executive Officer is not provided with any perquisites, including motor vehicle, and the Corporation does not contribute to any employee pension program. In addition, the Chief Executive Officer, in view of his stock ownership in the Corporation, has not been granted any stock options during the 1996 fiscal year and prior years, while all other executive officers and other key employees have been granted stock options. The Compensation Committee believes that the compensation programs are designed to improve financial results and provide long term goals to grow the Corporation and the value of its Common Stock.

                     COMPENSATION COMMITTEE

                    J. William Goodhew, III
                        Ugo F. Ippolito
                       Richard L. Jackson

COMPARISON OF CUMULATIVE TOTAL RETURN.

     Set forth below is a line graph presentation showing the comparison of the cumulative total return on the Corporation's Common Stock to both the NASDAQ Stock Market Index for U.S. Companies and the S&P Software & Services Index selected by the Corporation. The graph assumes $100 invested on October 15, 1992 in Common Stock of the Corporation and $100 invested on September 30, 1992 in the two indexes. The comparison assumes that all dividends are reinvested. Since the Corporation's Common Stock was not publicly traded until October 15, 1992, the graph is limited to the period commencing October 15, 1992 through the fiscal year end January 31, 1996 for the Corporation's Common Stock and to the period commencing September 30, 1992 through January 31, 1996 for the indexes.

        COMPARISON OF 39 MONTH CUMULATIVE TOTAL RETURN*
AMONG IQ SOFTWARE CORPORATION, THE NASDAQ STOCK MARKET-U.S. INDEX
         AND THE S&P COMPUTER SOFTWARE & SERVICES INDEX

[GRAPHIC CHART GOES HERE]
                              10/15/92  1/93     1/94     1/95     1/96
IQ Software Corporation       $100      176       89      137      116
S & P Computer Software
 & Services                   $100      120      138      131      186
NASDAQ Stock Market - U.S.    $100      122      148      169      258

OTHER INFORMATION.

     The solicitation of proxies may be made personally, by telephone, by telegraph or by mail by officers and other employees of the Corporation and its subsidiaries who will not be additionally compensated therefor. In addition, the Corporation has engaged its transfer agent, Chemical Bank, to assist in connection with the solicitation of proxies from shareholders whose shares are held in a nominee's name by various brokerage firms and banks. The cost of such solicitation is estimated to be less than $5,000. Brokerage houses and other nominees, fiduciaries and custodians nominally holding shares of the Corporation's Common Stock as of the record date will be requested to forward proxy soliciting materials to the beneficial owners of such shares and will be reimbursed by the Corporation for their reasonable expenses. The cost of preparing, assembling and mailing this proxy soliciting material and the Notice of Annual Meeting of Shareholders will be paid by the Corporation.

SHAREHOLDER PROPOSALS FOR 1997.

     In order to be eligible for inclusion in the Corporation's proxy statement for the 1997 Annual Meeting of Shareholders, shareholder proposals must be received by the Corporation at its principal office, addressed to the President at 3295 River Exchange Drive, Suite 550, Norcross, Georgia 30092 by January 25, 1997.

INDEPENDENT AUDITORS.

     Ernst & Young LLP has been selected as the independent auditors for the fiscal year ending January 31, 1997. A representative of Ernst & Young LLP is expected to be present at the Meeting and will have the opportunity to make a statement if desired and such representative is expected to be available to respond to appropriate questions.

OTHER BUSINESS.

     It is not anticipated that any matter, other than those set forth in the Notice of Annual Meeting of Shareholders and described in this Proxy Statement, will be brought before the Meeting. However, if any other matter should properly come before the Meeting, it is the intention of the persons named on the enclosed proxy to vote the executed proxies received by them in accordance with their best judgment on such business and other matters including those dealing with the conduct of the Meeting.



                              By Order of the Board of Directors,

                              UGO F. IPPOLITO
                              Secretary

May 6, 1996